UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2011 (January 18, 2011)
King Pharmaceuticals, Inc.
(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1684963

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000

N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 18, 2011, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of King Pharmaceuticals, Inc. (“King”) undertook its annual review of, and approved, the performance goals for King's Executive Management Incentive Awards program (the “2011 EMIA”), which defines the parameters under which certain executives of King will be eligible to receive cash awards for achievement of certain accomplishments during 2011.
     Under the 2011 EMIA, adopted pursuant to the King Pharmaceuticals, Inc. Incentive Plan, awards to executive officers (as defined by the Securities Exchange Act of 1934 and referred to in this document as “Executive Officers”) and other participating executives will be based upon achievement of a financial objective (the “Financial Objective”).
     Under the terms of the 2011 EMIA, the Committee has established and approved the Financial Objective and must approve any amendments to that objective. Potential EMIA awards for Executive Officers are based upon a prospective financial goal, the accomplishment of which is substantially uncertain at the time of its establishment.
     Payment of any 2011 EMIA award is contingent upon the Committee’s determination that the Financial Objective has been met, and at what achievement level that objective has been met. In addition, in order to receive a 2011 EMIA award, the EMIA Participant must, except for certain circumstances, continue to be employed by King on December 31, 2011.
     The Committee, in its discretion, may reduce or eliminate any EMIA award if it determines such action to be in the best interests of King. The Committee may also amend or terminate the 2011 EMIA program.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2011	KING PHARMACEUTICALS, INC.
	By:	/s/ Brian A. Markison
Brian A. Markison
President & Chief Executive Officer